EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Webster Financial Corporation:

We consent to incorporation by reference of our report dated January 28, 2000, which report appears in the December 31, 1999 annual report on Form 10-K of Webster Financial Corporation, incorporated by reference in this Post-Effective Amendment No. 1 to the Registration Statement of Webster Financial Corporation on Form S-4 on Form S-8 (File No. 333-88021) pertaining to the New England Community Bancorp, Inc. 1997 Non-Officer Directors' Stock Option Plan, the 1996 Incentive and Nonqualified Compensatory Stock Option Plan and the 1990 Bank of South Windsor Non-Qualified Stock Option Plan.


                                               /s/ KPMG LLP

Hartford, Connecticut
June 30, 2000